Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and between

HEALTHIER CHOICES MANAGEMENT CORP.

and

HEALTHY CHOICE WELLNESS CORP.

Dated as of December 11, 2023

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of December 11, 2023, is made by and between HEALTHIER CHOICES MANAGEMENT CORP., a Delaware corporation (“HCMC”), and HEALTHY CHOICE WELLNESS CORP., a Delaware corporation (“SpinCo”, and together with HCMC each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS the Parties have entered into that certain Separation and Distribution Agreement (the “Separation Agreement”) dated as of December 11, 2023, pursuant to which HCMC intends to effect the Distribution; and

WHEREAS the Parties wish to set forth their agreements as to certain matters regarding employment, compensation and employee benefits as well as arrangements with certain non-employee service providers.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article I

Definitions

SECTION 1.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement unless otherwise indicated.

“Benefit Plan” shall mean any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, other equity-based compensation, severance pay, retention, change in control, salary continuation, life, death benefit, health, hospitalization, workers’ compensation, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) sponsored or maintained by such entity or to which such entity is a party.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any applicable similar state or local laws.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Employee” shall mean any individual employed by another Person.

“Employment Taxes” shall mean all fees, Taxes, social insurance payments or similar contributions to a fund of a Governmental Authority with respect to wages or other compensation of an Employee or Service Provider.

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“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Fair Market Value” of a share of HCMC Common Stock or SpinCo Common Stock shall mean, with respect to any given date, the per share closing price of the shares of HCMC Common Stock or SpinCo Common Stock, respectively, as reported on the NYSE American on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported) or, if such stock is not then listed on the NYSE American, the per share closing price of such stock as reported on an established securities market (within the meaning of Treasury Regulations Section 1.897-1(m)) on which the shares of such stock are traded. If the HCMC Common Stock or SpinCo Common Stock on any such date is not listed on an established securities market (within the meaning of Treasury Regulations Section 1.897-1(m)), the Fair Market Value of a share of such stock shall be determined by the Compensation Committee of HCMC or SpinCo, as applicable, in its sole discretion using appropriate criteria. Notwithstanding the foregoing, the Fair Market Value of shares of HCMC Common Stock or SpinCo Common Stock shall, in all events, be determined in accordance with Code Section 409A.

“Former SpinCo Employee” shall mean, as of any applicable date, each individual who (a) as of immediately prior to such individual’s termination of employment with a member of the HCMC Group or the SpinCo Group was an Employee of the SpinCo Group and (b) as of such applicable date, is not an Employee of any member of the HCMC Group or the SpinCo Group.

“Former SpinCo Service Provider” shall mean each individual that is a former Service Provider of a member of the SpinCo Group.

“HCMC Benefit Plan” shall mean any Benefit Plan sponsored or maintained by any member of the HCMC Group or to which any member of the HCMC Group is a party.

“HCMC Benefit Plan Costs Reimbursement Amounts” shall mean, with respect to any calendar month ending at or after the Distribution, the amount, if any, of the HCMC Benefit Plan Costs plus the HCMC COBRA Costs incurred by the members of the HCMC Group during such calendar month (in each case, as set forth in Section 12.01), which amount shall be paid pursuant to Section 14.01.

“HCMC Service Provider” shall mean, as of an applicable date, each Service Provider providing services to a member of the HCMC Group.

“HCMC Welfare Plan” shall mean each Welfare Plan sponsored or maintained by a member of the HCMC Group.

“Regular Trading Hours” shall mean the period beginning at 9:30 A.M. New York City time and ending at 4:00 P.M. New York City time.

“Service Provider” shall mean any individual providing services for another Person, whether as an independent contractor or other similar role (other than as an Employee).

“SpinCo Benefit Plan” shall mean any Benefit Plan sponsored or maintained by any member of the SpinCo Group or to which any member of the SpinCo Group is a party.

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“SpinCo Employee” shall mean, as of any applicable date, each Employee employed by a member of the SpinCo Group, including any individual who is not actively at work due to a leave of absence (including vacation, holiday, illness, injury, short-term disability or long-term disability) from which such employee is permitted to return to active employment in accordance with the SpinCo Group’s personnel policies, but excluding any Former SpinCo Employee.

“SpinCo Service Provider” shall mean, as of an applicable date, each Service Provider providing services to a member of the SpinCo Group.

“Subsidiary” of any Person shall mean any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that, solely for purposes of this Agreement, SpinCo and its Subsidiaries shall not be considered Subsidiaries of HCMC (or members of the HCMC Group) prior to, on or following the Distribution.

“Taxing Authority” shall have the meaning set forth in the TMA.

“Tax Return” shall have the meaning set forth in the TMA.

“Trading Day” shall mean the period of time during any given calendar day, commencing with the determination of the opening price on the NYSE American and ending with the determination of the closing price on the NYSE American.

“Welfare Plan” shall mean each Benefit Plan that provides life insurance, health care, dental care, accidental death and dismemberment insurance, disability, severance, vacation or other group welfare or fringe benefits.

“Workers’ Compensation Event” shall mean the event, injury, illness or condition giving rise to a workers compensation claim with respect to a SpinCo Employee.

“Workers’ Compensation Reimbursement Amounts” shall mean the amount, if any, by which (i) the amount actually payable by the members of the HCMC Group in respect of the participation of SpinCo Employees and Former SpinCo Employees in the HCMC Workers Compensation Plan for any period prior to the Distribution exceeds (ii) the amount that the HCMC Group charged the members of the SpinCo Group in respect of such period of participation.

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SECTION 1.02. Glossary of Defined Terms. The following terms shall have the meanings set forth in the Sections set forth below:

Definition	Section
Agreement	Preamble
Claiming Party	17.02(g)
HCMC	Preamble
HCMC 401(k) Plan	7.01
HCMC Benefit Plan Costs	12.01
HCMC Cafeteria Plan	9.01(a)
HCMC COBRA Costs	12.01
HCMC Option	11.01
HCMC Restricted Share	11.03
HCMC Transportation Plan	9.02(a)
HCMC Workers’ Compensation Plan	6.03
Other Party	17.02(g)
Parties	Preamble
Separation Agreement	Recitals
Specified Welfare Plan Date	6.01
SpinCo	Preamble
SpinCo 401(k) Plan	7.01
SpinCo Cafeteria Plan	9.01(a)
SpinCo Restricted Share	11.03
SpinCo Transportation Plan	9.02(a)
SpinCo Welfare Plans	6.01
SpinCo Workers’ Compensation Plan	6.03
Transferred to SpinCo Employee	2.02

Article II

General Principles

SECTION 2.01. SpinCo Employees. All SpinCo Employees as of immediately prior to the Distribution shall continue to be employees of the SpinCo Group immediately following the Distribution.

SECTION 2.02. Transferred to SpinCo Employees. Prior to the Distribution, HCMC shall, or shall cause its Subsidiaries to, transfer or cause to be transferred to a member of the SpinCo Group the employment of each Employee set forth on Schedule 2.02, effective as of the Distribution, such that these individuals are not Employees of the HCMC Group at the time of the Distribution. Schedule 2.02 may be updated by mutual agreement of HCMC and SpinCo from time to time prior to the Distribution. Each Employee who is transferred to the SpinCo Group pursuant to this Section 2.02 is referred to herein as a “Transferred to SpinCo Employee”. Following the transfer of a Transferred to SpinCo Employee to a member of the SpinCo Group, such Transferred to SpinCo Employee shall be deemed a SpinCo Employee for purposes of this Agreement.

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SECTION 2.03. Collectively Bargained Employees. All provisions contained in this Agreement shall apply equally to any Employee who is covered by a collective bargaining or other labor union agreement, except to the extent that any such agreement specifically provides for the benefit contemplated by such provision and, in each such case, the agreement shall apply rather than the terms of this Agreement.

SECTION 2.04. Liabilities. Except as otherwise provided in this Agreement, the members of the SpinCo Group shall be responsible for all actual or potential employment Liabilities with respect to SpinCo Employees and Former SpinCo Employees arising prior to, on or following the Distribution relating to periods during which such SpinCo Employees and Former SpinCo Employees were employed by the SpinCo Group. Notwithstanding the immediately preceding sentence, except as otherwise specifically provided in this Agreement, effective as of the Distribution, (a) the members of the HCMC Group shall be responsible for such Liabilities with respect to Transferred to SpinCo Employees arising prior to the Distribution during which such Transferred to SpinCo Employees were employed by the HCMC Group and (b) the members of the SpinCo Group shall be responsible for all such Liabilities arising at or after the Distribution during which such Transferred to SpinCo Employees were employed by the SpinCo Group. Except as otherwise specifically provided in this Agreement, the provisions of this Agreement do not apply to SpinCo Service Providers and Former SpinCo Service Providers and the members of the SpinCo Group shall be responsible for all actual or potential Liabilities relating to services provided by SpinCo Service Providers and Former SpinCo Service Providers to members of the SpinCo Group during any period, including (i) Liabilities relating to the misclassification of any Person as a Service Provider and not as an Employee of a member of the SpinCo Group, (ii) Liabilities for Taxes (including any Employment Taxes) with respect to services provided by such SpinCo Service Provider or Former SpinCo Service Provider to any member of the SpinCo Group, (iii) accounts payable owed to any SpinCo Service Provider or Former SpinCo Service Provider by any member of the SpinCo Group and (iv) any claims made by any SpinCo Service Provider or Former SpinCo Service Provider with respect to benefits under any Benefit Plan accrued with respect to services provided to any member of the SpinCo Group.

SECTION 2.05. Benefit Plans. Except as otherwise specifically provided in this Agreement, as of the Distribution, each SpinCo Employee (and each of their respective dependents and beneficiaries) shall cease active participation in, and each member of the SpinCo Group shall cease to be a participating employer in, all HCMC Benefit Plans, including the HCMC Benefit Plans listed on Schedule 2.05, and, as of such time, SpinCo shall, or shall cause its Subsidiaries to, have in effect such corresponding SpinCo Benefit Plans as are necessary to comply with its obligations pursuant to this Agreement. As of immediately following the Distribution, except as otherwise specifically provided in this Agreement, (a) HCMC shall, or shall cause one or more members of the HCMC Group to, retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to all HCMC Benefit Plans, and (b) SpinCo shall, or shall cause one of the members of the SpinCo Group to, retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to all SpinCo Benefit Plans.

SECTION 2.06. Payroll Services. Subject to the Transition Services Agreement, prior to, upon and after the Distribution, the SpinCo Group shall be solely responsible for providing payroll services to the SpinCo Employees and Former SpinCo Employees, and SpinCo shall be solely responsible for any Liabilities with respect to garnishments of the salary and wages of the SpinCo Employees.

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Article III

Bonuses

SECTION 3.01. SpinCo Employee Bonuses. On or following the Distribution, SpinCo shall retain all Liabilities with respect to the payment of any bonus awards to each eligible SpinCo Employee, including, for the avoidance of doubt, with respect to the year in which the Distribution occurs.

Article IV

Service Credit

SECTION 4.01. HCMC Benefit Plans. From and after the Distribution, service of SpinCo Employees with any member of the SpinCo Group or any other employer, as applicable, other than any member of the HCMC Group shall not be taken into account for any purpose under the corresponding HCMC Benefit Plan.

SECTION 4.02. SpinCo Benefit Plans. Unless prohibited by applicable law, SpinCo shall, and shall cause its Subsidiaries to, credit service accrued by each SpinCo Employee with, or otherwise recognized for benefit plan purposes by, any member of the HCMC Group or the SpinCo Group at the time of or prior to the Distribution for all purposes, including for purposes of:

(a) eligibility and vesting under each SpinCo Benefit Plan under which service is relevant in determining eligibility or vesting;

(b) determining the amount of severance payments and benefits (if any) payable under each SpinCo Benefit Plan that provides severance payments or benefits; and

(c) determining the number of vacation days to which each such Employee will be entitled following the Distribution;

in the case of clauses (a), (b) and (c), (i) to the same extent recognized by the relevant members of the HCMC Group or SpinCo Group or the corresponding HCMC Benefit Plan or SpinCo Benefit Plan immediately prior to the Distribution Date and (ii) except to the extent such credit would result in a duplication of benefits for the same period of service.

Article V

Severance

SECTION 5.01. Post-Distribution Severance. The SpinCo Group shall be solely responsible for all severance or other separation payments and benefits relating to the termination or alleged termination of any SpinCo Employee’s employment that occurs at the time of or following the Distribution.

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SECTION 5.02. Transferred To SpinCo Employees. Unless required by applicable law or by the terms of any individual agreement, none of the Transferred To SpinCo Employees shall be deemed to have terminated employment for purposes of determining eligibility for severance or other separation payments and benefits as a result of the transfers contemplated by Section 2.02 of this Agreement; provided, however, that in the event such transfers result in severance or other separation payments or benefits to any Transferred To SpinCo Employee, the HCMC Group shall be solely responsible for all such Liabilities.

Article VI

Certain Welfare Benefit Plan Matters

SECTION 6.01. SpinCo Welfare Plans. Notwithstanding Section 2.05, effective as of the end of the calendar month in which the Distribution occurs (such date, the “Specified Welfare Plan Date”), SpinCo will establish the Welfare Plans listed on Schedule 6.01 (collectively, the “SpinCo Welfare Plans”) to provide welfare benefits to the SpinCo Employees (and their dependents and beneficiaries) and as of the Specified Welfare Plan Date, each SpinCo Employee (and his or her dependents and beneficiaries) will cease active participation in the corresponding HCMC Welfare Plan. For the avoidance of doubt, for purposes of this Article VI, SpinCo Employees shall include any Former SpinCo Employee who was receiving severance payments from a member of the HCMC Group or the SpinCo Group as of the Distribution.

SECTION 6.02. Allocation of Welfare Benefit Claims. Notwithstanding Section 2.05, (a) the members of the HCMC Group shall retain Liability and responsibility in accordance with the applicable HCMC Welfare Plan for all reimbursement claims (such as medical and dental claims) for expenses incurred and for all non-reimbursement claims (such as life insurance claims) incurred by SpinCo Employees and Former SpinCo Employees (and their dependents and beneficiaries) under such plans on or prior to the Specified Welfare Plan Date and (b) the members of the SpinCo Group shall retain Liability and responsibility in accordance with the SpinCo Welfare Plans for all reimbursement claims (such as medical and dental claims) for expenses incurred and for all non-reimbursement claims (such as life insurance claims) incurred by SpinCo Employees (and their dependents and beneficiaries) following the Specified Welfare Plan Date. Notwithstanding the foregoing, SpinCo shall be obligated to reimburse HCMC for the HCMC Benefit Plan Costs as provided in Section 12.01. For purposes of this Section 6.02, a benefit claim shall be deemed to be incurred as follows: (i) health, dental, vision, employee assistance program and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies; and (ii) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, cessation of employment or other event giving rise to such benefits.

SECTION 6.03. Workers’ Compensation Claims. Notwithstanding Section 2.05, in the case of any workers’ compensation claim of any SpinCo Employee or Former SpinCo Employee who participates in a workers’ compensation plan of a member of the HCMC Group (a “HCMC Workers’ Compensation Plan”), such claim shall be covered (a) under such HCMC Workers’ Compensation Plan if the Workers’ Compensation Event occurred prior to the Distribution, and (b) under a workers’ compensation plan of the SpinCo Group (each, a “SpinCo Workers’ Compensation Plan”) if the Workers’ Compensation Event occurs on or after the Distribution. If the Workers’ Compensation Event occurs over a period both preceding and following the Distribution, the claim shall be covered jointly under the HCMC Workers’ Compensation Plan and the SpinCo Workers’ Compensation Plan and shall be equitably apportioned between them based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Distribution. Notwithstanding the foregoing, SpinCo shall be obligated to reimburse HCMC for the Workers’ Compensation Reimbursement Amounts in accordance with Section 14.01.

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SECTION 6.04. COBRA. Notwithstanding Section 2.05, in the event that a SpinCo Employee or Former SpinCo Employee (a) was receiving, or was eligible to receive, continuation health coverage pursuant to COBRA on or prior to the Specified Welfare Plan Date, HCMC and the HCMC Welfare Plans shall be responsible for all Liabilities to such Employee (or his or her eligible dependents) in respect of COBRA; and (b) becomes eligible to receive continuation health coverage pursuant to COBRA following the Specified Welfare Plan Date, SpinCo and the SpinCo Welfare Plans shall be responsible for all Liabilities to such Employee (or his or her eligible dependents) in respect of COBRA. Notwithstanding the foregoing, SpinCo shall be obligated to reimburse HCMC for the HCMC COBRA Costs as provided in Section 12.01. SpinCo shall indemnify, defend and hold harmless the members of the HCMC Group from and against any and all Liabilities relating to, arising out of or resulting from COBRA provided by SpinCo, or the failure of SpinCo to meet its COBRA obligations, to SpinCo Employees, Former SpinCo Employees and their respective eligible dependents.

Article VII

Defined Contribution Plan

SECTION 7.01. SpinCo 401(k) Plan. Effective as of the Distribution, SpinCo will establish a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “SpinCo 401(k) Plan”) providing benefits to the SpinCo Employees participating in any tax-qualified defined contribution plan sponsored by any member of the HCMC Group (the “HCMC 401(k) Plan”) as of the Distribution.

SECTION 7.02. Trust-to-Trust Transfer. As of the Distribution, a member of the HCMC Group shall cause to be transferred from the HCMC 401(k) Plan to the SpinCo 401(k) Plan the assets and liabilities relating to the account balances of the SpinCo Employees (whether vested or unvested) in accordance with the applicable requirements of all applicable laws, including the Code. From and after the time that the transfer is complete, as described in the immediately preceding sentence, a member of the SpinCo Group shall administer the accounts of SpinCo Employees in the SpinCo 401(k) Plan in accordance with all applicable laws, including the Code. Except as otherwise provided for in this Section 7.02, such transfer of assets shall consist of cash, cash equivalents or participant loan receivables equal to all the accrued benefit Liabilities relating to all account balances referred to in the first sentence of this Section 7.02, including such Liabilities for the beneficiaries of the SpinCo Employees and including such accrued benefit Liabilities arising under any applicable qualified domestic relations order. As of the Distribution, a member of the SpinCo Group shall direct the trustee of the SpinCo 401(k) Plan to accept such transfers of assets and Liabilities from the HCMC 401(k) Plan. No later than 30 days prior to the date of the transfer of assets and Liabilities pursuant to this Section 7.02, HCMC shall, to the extent necessary and with the cooperation of SpinCo as necessary, file Internal Revenue Service Form 5310-A regarding such transfer of assets and Liabilities from the HCMC 401(k) Plan to the SpinCo 401(k) Plan, as described in this Section 7.02. Following the foregoing transfer, the SpinCo Group and/or the SpinCo 401(k) Plan shall assume all Liabilities of the HCMC Group under the HCMC 401(k) Plan with respect to all participants in the HCMC 401(k) Plan whose balances were transferred to the SpinCo 401(k) Plan and their beneficiaries pursuant to such transfer, and the HCMC Group and the HCMC 401(k) Plan shall have no Liabilities to provide such participants with benefits under the HCMC 401(k) Plan following such transfer. HCMC and SpinCo shall use reasonable efforts to minimize the duration of any “blackout period” imposed in connection with each transfer of account balances from the HCMC 401(k) Plan to the SpinCo 401(k) Plan. SpinCo will cooperate with HCMC in effecting a transition of all outstanding 401(k) loans of SpinCo Employees in a manner designed to prevent a deemed distribution. SpinCo shall indemnify, defend and hold harmless the members of the HCMC Group from and against any and all Liabilities relating to, arising out of or resulting from the transfers described in this Section 7.02. For the avoidance of doubt, this Section 7.02 does not apply to the account balance of any Former SpinCo Employee in the HCMC 401(k) Plan, and prior to, on and following the Distribution the HCMC 401(k) Plan shall retain all assets and Liabilities with respect to the account balance of any Former SpinCo Employee, and the HCMC Group and the HCMC 401(k) Plan shall retain responsibility to provide any such Former SpinCo Employee with benefits under the HCMC 401(k) Plan.

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SECTION 7.03. Employer 401(k) Plan Contributions. The HCMC Group shall remain responsible for employer contributions under the HCMC 401(k) Plan with respect to any SpinCo Employees relating to periods prior to the Distribution. On and following the Distribution, the SpinCo Group will be responsible for all employer contributions under the SpinCo 401(k) Plan with respect to any SpinCo Employees.

SECTION 7.04. Limitation of Liability. For the avoidance of doubt, (a) HCMC shall have no responsibility for any failure of SpinCo to properly administer the SpinCo 401(k) Plan in accordance with its terms and applicable law, including any failure to properly administer the accounts of SpinCo Employees and their beneficiaries in such SpinCo 401(k) Plan and (b) HCMC shall have no responsibility for any failure of HCMC to properly administer the accounts of SpinCo Employees and their beneficiaries in the HCMC 401(k) Plan prior to the Distribution.

Article VIII

[RESERVED]

Article IX

Flexible Spending Arrangements; Transportation Reimbursement Arrangements

SECTION 9.01. Flexible Spending Arrangements. (a) Effective as of the Distribution, SpinCo Employees will cease participation in the flexible spending arrangements under each cafeteria plan qualifying under Section 125 of the Code sponsored by any member of the HCMC Group (the “HCMC Cafeteria Plan”). Effective as of the Distribution, SpinCo or its Subsidiaries will establish flexible spending arrangements under a cafeteria plan qualifying under Section 125 of the Code (the “SpinCo Cafeteria Plan”).

(a) Promptly following the Distribution, with respect to each SpinCo Employee who has a flexible spending arrangement under the HCMC Cafeteria Plan, HCMC shall, or shall cause its Subsidiaries to, transfer to SpinCo or its Subsidiaries all relevant records relating to the flexible spending arrangements of such SpinCo Employee under the HCMC Cafeteria Plan and any other information necessary for the administration of the SpinCo Cafeteria Plan with respect to such flexible spending arrangements. Promptly following the Distribution, SpinCo shall, or shall cause its Subsidiaries to, cause the SpinCo Cafeteria Plan to accept a spin-off with respect to the flexible spending arrangement of each individual who is a SpinCo Employee and who has a flexible spending arrangement under the HCMC Cafeteria Plan from the account for the SpinCo Group in the HCMC Cafeteria Plan and to honor and continue, through the end of the plan year in which the Distribution occurs, the elections made by such employee with respect to a flexible spending arrangement under the HCMC Cafeteria Plan for such plan year. For the avoidance of doubt, neither Party shall be obligated to make any additional payment to the other Party with respect to any overfunding or underfunding of the account for the SpinCo Group in the HCMC Cafeteria Plan at the time of the spin-off described in the immediately preceding sentence because such account is held separate from the accounts relating to other members of the HCMC Group in the HCMC Cafeteria Plan. On and after the Distribution, the SpinCo Group shall assume and be solely responsible for all claims by SpinCo Employees under the HCMC Cafeteria Plan, whether incurred prior to, on or after the Distribution, that have not been paid in full as of the Distribution, and following the Distribution SpinCo shall indemnify, defend and hold harmless the members of the HCMC Group from and against any and all Liabilities relating to, arising out of or resulting from claims for reimbursement under the HCMC Cafeteria Plan with respect to SpinCo Employees that are not paid in full as of the Distribution.

SECTION 9.02. Transportation Reimbursement Arrangements.

(a) Effective as of the Distribution, SpinCo Employees will cease participation in the transportation reimbursement account plan sponsored by any member of the HCMC Group (the “HCMC Transportation Plan”). Effective as of the Distribution, SpinCo or its Subsidiaries will establish a transportation reimbursement account plan (the “SpinCo Transportation Plan”).

(b) Promptly following the Distribution, with respect to each SpinCo Employee who has a transportation reimbursement account under the HCMC Transportation Plan, HCMC shall, or shall cause its Subsidiaries to, transfer to SpinCo or its Subsidiaries all relevant records relating to the transportation reimbursement account of such SpinCo Employee under the HCMC Transportation Plan and any other information necessary for the administration of the SpinCo Transportation Plan with respect to such transportation reimbursement account. Promptly following the Distribution, SpinCo shall, or shall cause its Subsidiaries to, cause the SpinCo Transportation Plan to accept a spin-off with respect to the transportation reimbursement account of each individual who is a SpinCo Employee and who has a transportation reimbursement account under the HCMC Transportation Plan from the account for the SpinCo Group in the HCMC Transportation Plan and to honor and continue, through the end of the plan year in which the Distribution occurs, the elections made by such employee with respect to a transportation reimbursement account under the HCMC Transportation Plan for such plan year. For the avoidance of doubt, neither Party shall be obligated to make any additional payment to the other Party with respect to any overfunding or underfunding of the account for the SpinCo Group in the HCMC Transportation Plan at the time of the spin-off described in the immediately preceding sentence because such account is held separate from the accounts relating to other members of the HCMC Group in the HCMC Transportation Plan. On and after the Distribution, the SpinCo Group shall assume and be solely responsible for all claims by SpinCo Employees under the HCMC Transportation Plan, whether incurred prior to, on or after the Distribution, that have not been paid in full as of the Distribution, and following the Distribution SpinCo shall indemnify, defend and hold harmless the members of the HCMC Group from and against any and all Liabilities relating to, arising out of or resulting from claims for reimbursement under the HCMC Transportation Plan with respect to SpinCo Employees that are not paid in full as of the Distribution.

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Article X

Vacation

SECTION 10.01. Vacation. The SpinCo Group shall retain all Liability for vacation accruals and benefits with respect to each SpinCo Employee and Former SpinCo Employee; provided, however, that with respect to each Transferred To SpinCo Employee, (a) for purposes of determining the number of vacation days to which such Employee shall be entitled following the Distribution, SpinCo and its Subsidiaries shall assume and honor all vacation days accrued or earned but not yet taken by such Employee, if any, as of the Distribution, and (b) to the extent such Employee is entitled under any applicable law or any policy of his or her respective employer that is a member of the HCMC Group, as the case may be, to be paid for any vacation days accrued or earned but not yet taken by such Employee as of the Distribution, SpinCo shall discharge the Liability for such vacation days.

Article XI

HCMC Equity Compensation Awards

SECTION 11.01. Treatment of Outstanding HCMC Stock Options. Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, at the time of the Distribution, each outstanding option to purchase HCMC Common Stock (each, a “HCMC Option”) that was granted under or pursuant to any equity compensation plan of HCMC, and that, at the time of the Distribution, will not be in any way be affected by the Distribution.

SECTION 11.02. Treatment of Outstanding HCMC Restricted Shares. In connection with the Distribution, each HCMC Service Provider who holds restricted shares of HCMC Common Stock (each, a “HCMC Restricted Share”) will receive, as of the time of the Distribution, restricted shares of SpinCo Common Stock (each, a “SpinCo Restricted Share”) in accordance with the terms and conditions of the award agreements for such HCMC Restricted Shares, in an amount determined in the same manner as for other shareholders of HCMC Common Stock based on a distribution ratio to be determined by HCMC in its sole discretion, rounded down to the nearest whole number of shares. The treatment of any fractional shares in respect of such SpinCo Restricted Shares will be treated in accordance with Section 5.02 of the Separation Agreement. Such SpinCo Restricted Shares shall be subject to the same vesting requirements and dates and other terms and conditions as the HCMC Restricted Shares to which they relate (including the right to receive dividends or other distributions paid on HCMC Common Stock).

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Article XII

Benefit Plan Reimbursements

SECTION 12.01. Pre-Separation Benefit Plan Matters. Following the Distribution, the members of the SpinCo Group shall remain responsible for reimbursing the members of the HCMC Group for costs (a) relating to compensation and benefits provided to the SpinCo Employees and Former SpinCo Employees as a result of participation in the HCMC Benefit Plans set forth on Schedule 12.01 prior to the Distribution, or with respect to any HCMC Welfare Plan, on or prior to the Specified Welfare Plan Date (such costs, the “HCMC Benefit Plan Costs”); and (b) relating to compensation and benefits provided to SpinCo Employees or Former SpinCo Employees pursuant to the HCMC Welfare Plans in respect of COBRA (such costs, the “HCMC COBRA Costs”), in each case, that are not charged directly to the members of the SpinCo Group in the ordinary course of business consistent with past practice; provided, however, that, except as otherwise specifically provided in this Agreement, in no event shall any member of the SpinCo Group be required to reimburse any member of the HCMC Group for the cost of any Benefit Plan related Liabilities for which the HCMC Group remains ultimately responsible pursuant to this Agreement.

Article XIII

Cooperation; Access to Information; Litigation; Confidentiality

SECTION 13.01. Cooperation. Following the date of this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cooperate with respect to any Employee compensation or benefits matters that either Party reasonably determines require the cooperation of the other Party in order to accomplish the objectives of this Agreement. Without limiting the generality of the preceding sentence, (a) HCMC and SpinCo shall cooperate in connection with any audits of any Benefit Plan with respect to which such Party may have Information, (b) HCMC and SpinCo shall cooperate in connection with any audits of their respective payroll services (whether by a Governmental Authority in the U.S. or otherwise) in connection with the services provided by one Party to the other Party, and (c) HCMC and SpinCo shall cooperate in good faith in connection with the notification and consultation with labor unions and other employee representatives of Employees of the HCMC Group and the SpinCo Group. The obligations of the HCMC Group and the SpinCo Group to cooperate pursuant to this Section 13.01 shall remain in effect until the later of (i) the date all audits of all Benefit Plans with respect to which a Party may have Information have been completed or (ii) the date the applicable statute of limitations with respect to such audits has expired.

SECTION 13.02. Access to Information, Litigation; Confidentiality. Article VII of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandi.

Article XIV

Reimbursements

SECTION 14.01. Reimbursements by the SpinCo Group. Promptly following the last business day of each calendar month following the Distribution, HCMC shall provide SpinCo with one or more invoices that set forth the aggregate (a) Workers’ Compensation Reimbursement Amounts and (b) HCMC Benefit Plan Costs Reimbursement Amounts incurred by a member of the HCMC Group during such calendar quarter. Within 30 days following SpinCo’s receipt of each such invoice, SpinCo shall pay HCMC an amount in cash equal to the aggregate amounts set forth on such invoice.

SECTION 14.02. Invoices. All invoices provided pursuant to this Article XIV shall be denominated in U.S. dollars.

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Article XV

Termination

SECTION 15.01. Termination. This Agreement may be terminated by HCMC at any time, in its sole discretion, prior to the Distribution; provided, however, that this Agreement shall automatically terminate upon the termination of the Separation Agreement in accordance with its terms.

SECTION 15.02. Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, none of the Parties (or any of its directors or officers) shall have any Liability or further obligation to any other Party under this Agreement.

Article XVI

Indemnification

SECTION 16.01. Incorporation of Indemnification Provisions of Separation Agreement. In addition to the specific indemnification provisions in this Agreement, Article VI of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandi.

Article XVII

Further Assurances; Tax Treatment of Certain Amounts Paid Pursuant to this Agreement

SECTION 17.01. Further Assurances. Article X of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandi.

SECTION 17.02. Tax Treatment of Certain Amounts Paid Pursuant to this Agreement.

(a) With respect to any HCMC Option held by SpinCo Employees and Former SpinCo Employees that is exercised or canceled after the date of the Distribution:

(i) SpinCo or one of its Subsidiaries, as applicable, shall claim any U.S. Federal, state and local income Tax deduction arising as a result of such exercise or cancellation and HCMC and its Subsidiaries shall not claim such deduction;

(ii) Without limiting the generality of Section 2.06, SpinCo or one of its Subsidiaries (as applicable) shall be responsible for remitting all Taxes required to be withheld upon such exercise, including all payroll or employment Taxes, to the appropriate Taxing Authority and shall be responsible for all obligations relating to the reporting of income producing such Taxes to the Taxing Authority, and HCMC and its Subsidiaries shall not be responsible for such withholding and reporting;

(iii) The Parties shall cooperate to cause the proceeds of the sale of any shares of HCMC Common Stock withheld pursuant to Section 11.01 in respect of Taxes described in Section 17.02(a)(ii) above to be deposited in a bank account of SpinCo; and

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(iv) The intent of the Parties is for SpinCo and its Subsidiaries to receive the benefit of any deduction and to bear the responsibility for all Tax withholding and reporting with respect to such HCMC Options, and this Agreement shall be construed (and the Parties shall cooperate) to effect such intent.

(b) Any U.S. Federal, state and local income Tax deduction arising as a result of the vesting and settlement of any RSU held by SpinCo Employees and Former SpinCo Employees shall, in each case, be claimed (if and when permitted by applicable Law) by SpinCo or one of its Subsidiaries, as applicable.

(c) Any U.S. Federal, state and local income Tax deduction arising as a result of the payment of any annual bonus award or retention bonus award to SpinCo Employees and Former SpinCo Employees pursuant to Section 3.01 or Section 3.02, respectively, shall, in each case, be claimed (if and when permitted by applicable Law) by SpinCo or one of its Subsidiaries, as applicable and, subject to Section 17.02(g), HCMC shall not so claim.

(d) Any U.S. Federal, state and local income Tax deduction arising as a result of the vesting of any HCMC Restricted Shares or SpinCo Restricted Shares held by an individual who is a HCMC Service Provider following the Distribution shall, in each case, be claimed (if and when permitted by applicable Law) by HCMC or one of its Subsidiaries, as applicable and, subject to Section 17.02(g), SpinCo shall not so claim.

(e) Any U.S. Federal, state and local income Tax deduction arising as a result of the vesting of any HCMC Restricted Shares or SpinCo Restricted Shares held by an individual who is a SpinCo Service Provider following the Distribution shall, in each case, be claimed (if and when permitted by applicable Law) by SpinCo or one of its Subsidiaries, as applicable.

(f) HCMC, if respect to an individual that is a HCMC Service Provider following the Distribution, or one of its Subsidiaries, or SpinCo, if respect to an individual that is a SpinCo Service Provider following the Distribution, or one of its Subsidiaries shall be responsible for all obligations relating to the reporting of income resulting from the vesting of any HCMC Restricted Shares or SpinCo Restricted Shares.

(g) Notwithstanding Sections 17.02(a)(i), (b), (c), (d) and (e), if a deduction claimed by the party with the right to claim the deduction pursuant to such Section (the “Claiming Party”) or one of its Subsidiaries is disallowed by a Taxing Authority for any reason, the party other than the Claiming Party (the “Other Party”) or one of its Subsidiaries, as applicable, shall amend its applicable Tax Return to claim such deduction and pay to the Claiming Party an amount equal to the Tax benefit actually realized by the Other Party or any of its Subsidiaries resulting from such deduction; provided, however, that the Claiming Party, upon the request of the Other Party, shall repay any amount paid to the Claiming Party under this Section 17.02(g) (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event the Other Party or its Subsidiary, as applicable, is required to surrender such Tax benefit.

Article XVIII

Miscellaneous

SECTION 18.01. Administration. SpinCo hereby acknowledges that HCMC has provided administration services for certain SpinCo Benefit Plans and SpinCo agrees to assume responsibility for the administration and administration costs of such plans and each other SpinCo Benefit Plan. The Parties shall cooperate in good faith to complete such transfer of responsibility on commercially reasonable terms and conditions effective no later than the Distribution.

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SECTION 18.02. Employment Tax Reporting Responsibility. To the extent applicable, the Parties hereby agree to follow the alternate procedure for U.S. employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, the members of the HCMC Group shall not have any employment tax reporting responsibilities, and the members of the SpinCo Group shall have full employment tax reporting responsibilities, for SpinCo Employees from and after the Distribution.

SECTION 18.03. Confidentiality. (a) Each of HCMC and SpinCo, on behalf of itself and each Person in its respective Group, shall, and shall cause its respective directors, officers, Employees, agents, accountants, counsel and other advisors and representatives to, hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary Information pursuant to policies in effect as of the Distribution, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, Employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the HCMC Group or the SpinCo Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of HCMC, SpinCo or its respective Group, Employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of HCMC, SpinCo or Persons in its respective Group, as applicable, (iii) independently generated without reference to any proprietary or confidential Information of the HCMC Group or the SpinCo Group, as applicable, or (iv) required to be disclosed by law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of HCMC and SpinCo may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (A) to their respective directors, officers, Employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information) and (B) to any nationally recognized statistical rating agency as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating agency is promptly notified thereof.

(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement, each of HCMC and SpinCo will, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information (and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database)).

SECTION 18.04. Additional Provisions. Sections 11.01 to 11.14 of the Separation Agreement are hereby incorporated into this Agreement mutatis mutandi.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

HEALTHIER CHOICES MANAGEMENT CORP.

By	/s/ Christopher Santi
Name:	Christopher Santi
Title:	President

HEALTHY CHOICE WELLNESS CORP.

By	/s/ Jeffery E. Holman
Name:	Jeffrey E. Holman
Title:	Chief Executive Officer